EXHIBIT 99.3

Genesee & Wyoming Inc. Announces Public Offering of Class A Common Stock

GREENWICH, Conn. June 15, 2009

Genesee & Wyoming Inc. (GWI) (NYSE: GWR) announced today that it has commenced an underwritten registered public offering of 4,000,000 shares of its Class A Common Stock. In connection with the offering, GWI also expects to grant the underwriters a 30-day option to purchase up to an additional 600,000 shares of its Class A Common Stock to cover over-allotments, if any.

The offering will be made under an effective shelf registration statement. Citi, J.P.Morgan and Deutsche Bank Securities are joint book-running managers.

A preliminary prospectus supplement relating to the offering will be filed with the Securities and Exchange Commission. When available, copies of the preliminary prospectus supplement relating to the offering may be obtained from the offices of Citi, Brooklyn Army Terminal, 140 58th Street, 18th Floor, Brooklyn, New York 11220, (Telephone Number: 1-800-831-9146), J.P.Morgan at Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245 (Telephone Number: 1-718-242-8002) or Deutsche Bank Securities, Attention: Prospectus Department, 100 Plaza One, Jersey City, New Jersey 07311 (Telephone Number: 1-800-503-4611).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state. The offering of these securities will be made only by means of the prospectus supplement and accompanying prospectus.

About Genesee & Wyoming Inc.

GWI owns and operates short line and regional freight railroads in the United States, Canada, Australia and the Netherlands and owns a minority interest in a railroad in Bolivia. Operations currently include 63 railroads organized in nine regions, with more than 6,800 miles of owned and leased track and approximately 3,100 additional miles under track access arrangements. GWI provides rail service at 16 ports in North America and Europe and performs contract coal loading and railcar switching for industrial customers.

SOURCE: Genesee & Wyoming Inc.

CONTACT: Timothy J. Gallagher, Chief Financial Officer, Genesee & Wyoming, Inc.

+1-203-629-3722, tjgallagher@gwrr.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Genesee & Wyoming’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. Forward-looking statements include statements regarding future events and the future performance of GWI that involve risks and uncertainties that could cause actual results to differ materially from its current expectations including, but not limited to, economic, political and industry conditions; customer demand, retention and contract continuation; legislative and regulatory developments; increased competition in relevant markets; funding needs and financing sources; susceptibility to various legal claims and lawsuits; strikes or work stoppages; severe weather conditions and other natural occurrences; and others. Words such as “anticipates,” “intends,” “plans,” “believes,” “seeks,” “expects,” “estimates,” variations of these words and similar expressions are intended to identify these forward-looking statements. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year. GWI cautions investors and potential investors not to place undue reliance on such statements and disclaims any intention to update the current expectations or forward-looking statements contained in this filing.